Exhibit 10.211

SALES, MARKETING AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

CYGNUS, INC.

AND

SANKYO PHARMA INC.

*** Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

SALES, MARKETING AND DISTRIBUTION AGREEMENT

THIS SALES, MARKETING AND DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of July 8, 2002, by and between CYGNUS, INC., a Delaware corporation with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 (“Cygnus”) and SANKYO PHARMA INC., a Delaware corporation with its place of business at Two Hilton Court, Parsippany, New Jersey 07054 (“Sankyo”).  Cygnus and Sankyo are referred to herein individually as a “party” and collectively as the “parties.”

RECITALS

WHEREAS:

A.                                   The parties entered into a Co-Promotion Agreement on November 28, 2001 relating to the sales and marketing in the United States of Cygnus’ reverse iontophoresis glucose monitoring products (the “Co-Promotion Agreement”);

B.                                     The parties now wish to supersede and completely replace the Co-Promotion Agreement with this Sales, Marketing and Distribution Agreement as of the date set forth above;

NOW, THEREFORE, for good and valid consideration, the parties agree to the following terms and conditions set forth herein:

1.                                      DEFINITIONS

Unless specifically provided otherwise, capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings specified below.

1.1                                 “Advertising and Promotional Amount” for any period shall mean all out-of-pocket costs and expenses incurred (i.e., paid to third parties or accrued therefor) by Sankyo or Cygnus with respect to the advertising, marketing and sales of the Product in the Territory for such period, including, without limitation, costs for advertisements, agency fees, meetings scheduled solely for the Product, sales and marketing meetings, samples, sales force funds, development and production of training materials, development and production of sales force training materials, website costs, conventions and seminars, market research, sponsorships, grants including funding of continuing medical education programs that are relevant to the Product, and other payments for programs to institutional and managed care purchasers, acquisition and shipping costs of training and sales and marketing materials, and the cost of field aids and sales premiums and other tokens.

1.2                                 “Affiliate” of a person, firm or entity means any entity controlled by, under common control with, or controlling such person, firm or entity.  For purposes of this Section 1.2, “control” shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or other voting interest, of a corporation, partnership or other business organization, or the possession of the power to direct the management and policies of a person, firm or entity, whether through ownership of voting securities, by contract, or otherwise.

1.3                                 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending in March 31, June 30, September 30 and December 31.

1.4                                 “Competitive Product” means any glucose monitoring product of a party other than Cygnus.

1.5                                 “Cygnus Copyrights” has the meaning set forth in Section 9.3.

1.6                                 “Cygnus Intellectual Property Rights” has the meaning set forth in Section 8.2(b).

1.7                                 “Cygnus Know-How” shall mean all information and data, technical information, trade secrets, specifications, instructions, processes, formulae, materials, expertise and information (whether or not patentable) relating to the Product, processes for its manufacture, its manufacture, development, use or marketing or methods of using the Product known to Cygnus, an Affiliate, designee, licensee or sublicensee thereof as of the Effective Date or developed or acquired by Cygnus, an Affiliate, designee, licensee or sublicensee thereof at any time during the Term.

1.8                                 “Cygnus Patent Rights” shall mean all U.S. patent rights owned or controlled by or licensed to Cygnus or an Affiliate thereof, as of the Effective Date or at any time during the Term, relating to the Product, including, but not limited to, its development, processes for its manufacture, use of the Product or methods of using the Product as well as any improvements thereof.  Cygnus Patent Rights shall include all U.S. patents and U.S. patent applications, all U.S. divisionals, U.S. continuations, U.S. substitutions, U.S. continuations-in-part, U.S. re-examinations, U.S. reissues, U.S. extensions, U.S. registrations and the like of the foregoing.  Cygnus Patent Rights shall also include Cygnus’, or any Affiliate’s, share of any U.S. patent rights relating to the Product jointly owned by Cygnus or such Affiliate of Cygnus.  Attached hereto as Exhibit B is a list of U.S. patents owned by Cygnus or licensed by Cygnus relating to the Product as of the Effective Date.  Cygnus will update such U.S. patents relating to the Product on an annual basis during the Term of the Agreement, which such updates shall replace Exhibit B hereto.  Cygnus Patent Rights shall not include any patent rights outside of the United States.

1.9                                 “Cygnus Trademarks” has the meaning set forth in Section 9.1.

1.10                           “Effective Date” is the date first set forth above in this Agreement.

1.11                           “FDA” means the U.S. Food and Drug Administration, and any successor United States governmental agency or division thereof responsible for approving a Product in the Territory.

1.12                           “Net Sales by Cygnus” means gross revenues in such period as measured by the gross invoice amount for the Product sold to third-party customers other than Sankyo, excluding any repair Product and further excluding any sales tax and other non-Product charges, invoiced to third-party customers by Cygnus, its Affiliates, designees (“designee” shall include any entity providing fulfillment services for Cygnus), licensees, or sublicensees or any other third party who shall have rights to sell the Product in the Territory less the following items as determined in accordance with U.S. generally accepted accounting principles (GAAP):

(a)                                  cash discounts;

(b)                                 credits or allowances given or made on account of price adjustments, rebates (including Medicaid or other government programs, chargebacks, and contractual agreements), or volume reimbursements;

(c)                                  any and all credits or allowances given or made on account of returns of  Product;

(d)                                 deductions for bad debt and collection charges relating thereto; and

(e)                                  direct shipping and handling expenses for the Product incurred by Cygnus, to the extent such expenses are not billed separately to third-party customers until one year after the initial Product Launch Date for the AutoSensor and six (6) months after the launch of the GlucoWatch® G2TM Biographer provided that all Regulatory Approvals, if any, have been obtained.

1.13                           “Net Sales by Sankyo” means gross revenues in such period as measured by the gross invoice amount for the Product, excluding any sales tax, invoiced to third-party customers by Sankyo less the following items as determined in accordance with U.S. generally accepted accounting principles (GAAP):

(a)                                  cash discounts;

(b)                                 credits or allowances given or made on account of price adjustments, rebates (including Medicaid or other government programs, chargebacks, and contractual agreements), or volume reimbursements; and

(c)                                  any and all credits or allowances given or made on account of returns of Product.

For purposes of this Agreement, “Net Sales” not qualified by either “by Cygnus” or “by Sankyo” shall refer to the aggregate of Net Sales by Cygnus and Net Sales by Sankyo.

1.14                           “Product Launch Date” shall be defined as April 1, 2002.

1.15                           “Product” means any of Cygnus’ reverse iontophoresis (i.e., using electric current for sampling a substance from a human) glucose monitoring products, including, but not limited to, such Product covered by any claim of Cygnus Patent Rights, such as, for example, the GlucoWatch® Biographer System approved by the FDA on March 22, 2001 consisting of the Biographer (the primary, re-usable glucose monitoring component) and the AutoSensor (the disposable, glucose monitoring component, sold either alone or in combination with a Product) and Accessories (wherein “Accessories” are defined as items that specifically relate to the Product) and upgrades thereto, as well as any other Cygnus reverse iontophoresis glucose monitoring products receiving Regulatory Approval and sold during the Term (such as, for example, “GlucoWatch® G2TM Biographer,” a Product approved by the FDA on March 21, 2002, and “Gemini,” a Product having the durable and consumable components physically separated and in wireless communication).  The term “Product” is used in the singular throughout this Agreement, but is meant to include the singular and plural.  Additionally, there may be multiple Products covered by this Agreement.

1.16                           “Proprietary Information” of a party means

(a)                                  all inventions, processes, materials, know-how and ideas of such party including but not limited to Cygnus Intellectual Property Rights;

(b)                                 non-public financial information concerning such party;

(c)                                  in the case of Cygnus, among other information, Cygnus’ research and development and  new product plans, and, in the case of Sankyo, among other information, Sankyo’s Sales, Marketing and Distribution Plans, unless and until publicly announced;

(d)                                 in the case of Cygnus until such time as Sankyo assumes distribution pursuant to Section 3.1, the customer list of purchasers of the Product; and, in the case of Sankyo, the list of health care professionals who are called on or targeted by Sankyo and after such time as Sankyo assumes distribution pursuant to Section 3.1,the customer list of purchasers of the Product; and

(e)                                  any other information designated as confidential by such party in writing; provided that no oral or visual communications shall be deemed confidential unless confirmed in writing to be so within thirty (30) calendar days of the time such information is orally or visually communicated (however such information shall be maintained as confidential during this thirty (30) calendar day period), and provided further that Proprietary Information shall not include any information that is:

(i)                                     already in the possession of the receiving party at or before the time of disclosure hereunder as shown by the receiving party’s files existing at the time of disclosure antedating the date of disclosure; or

(ii)                                  now or hereafter publicly known or otherwise known by the receiving party through no wrongful act of the receiving party (provided that if Proprietary Information becomes publicly known, this shall not excuse a prior disclosure by the receiving party); or

(iii)                               lawfully received by the receiving party from a third party without obligation of confidence; or

(iv)                              developed by the receiving party or its Affiliates independent of any disclosure made hereunder as shown by the receiving party’s files; or

(v)                                 required by law to be disclosed by the receiving party, provided that the disclosing party is given ten (10) calendar days written notice of the legal requirement.

1.17                           “Regulatory Approval” of a Product means FDA approval to sell such Product in the Territory.

1.18                           “Sales, Marketing and Distribution Plan” shall mean, for any period, a written plan that has been reviewed by the Steering Committee as defined in Section 7.1 and sets forth for such period the plan and budget for the detail levels, advertising, marketing and sale of the Product, including a Product sales forecast for the upcoming year.  Sankyo will be responsible for developing Sales, Marketing and Distribution Plans.

1.19                           “Sales Year” shall mean, with respect to the first Sales Year, the twelve (12) month period commencing on the Product Launch Date and, with respect to subsequent Sales Years, each successive twelve (12) month period thereafter.

1.20                           “Sankyo Gross Profit” is equal to Net Sales by Sankyo minus the Transfer Price (as defined in Section 5.4(b)) and minus Sankyo’s out of pocket distribution costs (which such out of pocket distribution costs shall not exceed *** of the published Wholesale Acquisition Cost).

1.21                           “Term” has the meaning set forth in Section 11.1.

1.22                           “Territory” means the United States and its territories and commonwealth possessions only and does not include any other countries.

2.                                      RIGHT OF SALES AND MARKETING

2.1                                 Appointment.  Cygnus hereby grants to Sankyo the exclusive right to sell and market the Product in the Territory during the Term upon the terms and conditions set forth herein. Cygnus also grants to Sankyo an exclusive license under the Cygnus Intellectual Property Rights to offer for sale and sell the Product in the Territory during the Term, and a non-exclusive license under the Cygnus Intellectual Property Rights to use the Product in the Territory during the Term, only as set forth under the terms and conditions of this Agreement. Additionally, Cygnus grants to Sankyo a non-exclusive license to manufacture or have a third-party manufacture the Product for sale in the Territory during the Term, and a non-exclusive license under the Cygnus Intellectual Property Rights to make and have made the Product for sale in the Territory during the Term, provided however that Sankyo will only manufacture or have a third-party manufacture the Product for sale in the Territory in the event that either an Anticipatory Breach as defined in Section 14.1 has occurred and the conditions of Section 14.2 have been met, or Sankyo exercises its option to manufacture under Section 5.4(h).  Notwithstanding these rights granted to Sankyo, (i) Cygnus or its designee shall continue to take and fulfill orders and receive payment for the Product until such time as Sankyo assumes distribution responsibilities under Section 3.1; and (ii) Cygnus, its Affiliates, designees, licensees and/or its sublicensees may promote the Product in the Territory through the use of additional field sales personnel to detail health care professionals.  In the event that Cygnus utilizes the services of such Affiliates, designees, licensees and/or sublicensees in the Territory, then Cygnus shall obtain the prior written consent of Sankyo before entering into an agreement or other business arrangement with such third party and, if such consent is obtained, Cygnus shall provide Sankyo under confidentiality with the terms and conditions of the agreement or other business relationship.  Sankyo’s consent shall not be unreasonably withheld, and Sankyo shall have reasonable grounds to withhold consent in the event such third party is a competitor of Sankyo. Any and all sales generated as a result of

Cygnus efforts under subparagraphs (i) and (ii) of this Section 2.1 shall be included in the calculation of Net Sales.  Sankyo shall have no rights, whether explicit or implied, to the Product outside of the Territory under any term or condition of this Agreement.

2.2                                 Consideration.  In consideration of Cygnus’ grants to Sankyo of a right of sales and marketing, a right of distribution, and a right of manufacture, all pursuant to Section 2.1, Sankyo shall pay to Cygnus milestone payments totaling fifteen million dollars ($15,000,000) as follows: (i) twelve and one-half million dollars ($12,500,000) within ten (10) calendar days of the Effective Date of this Agreement, and (ii)  two and one-half million dollars ($2,500,000) within ten (10) calendar days of Cygnus’ supplemental PMA application (FDA number P990026/S08), for use of the GlucoWatch® Biographer in children and adolescents (ages 7-17) being approved by the FDA.

2.3                                 Payments.  In consideration for Sankyo’s sales and marketing activities in the Territory under Section 4.1 during the Term and commencing on the Product Launch Date, Cygnus shall pay to Sankyo as to each of the first four (4) Calendar Quarters following the Product Launch Date, a fee equal to fifteen percent (15%) of all Net Sales of the Product in the Territory minus Sankyo Gross Profit; as to the each of the next four (4) Calendar Quarters thereafter, a fee equal to thirty percent (30%) of all Net Sales of the Product in the Territory minus Sankyo Gross Profit; and thereafter for the remainder of the initial Term for each Calendar Quarter, a fee equal to forty percent (40%) of all Net Sales of the Product in the Territory minus Sankyo Gross Profit (the “Sales and Marketing Fee”).  Commencing on January 1, 2007, in the event that Sankyo Net Sales exceeds two hundred twenty-five million dollars ($225,000,000) in any given Calendar Year, then Cygnus shall pay to Sankyo as to only each of the four (4) Calendar Quarters immediately following that Calendar Year, a Sales and Marketing Fee equal to forty-five percent (45%) of all Net Sales of the Product in the Territory minus Sankyo Gross Profit. If this Agreement is extended pursuant to Section 11.1, the parties will negotiate in good faith the Sales and Marketing Fee for subsequent periods.

2.4                                 Deferral of Payments.  For the first three (3) Sales Years of this Agreement, if “Cygnus Product Profit,” as defined below, in any Sales Year is a negative amount, the payment of the Sales and Marketing Fee shall be deferred and payable out of future Cygnus Product Profit, as defined below, earned before April 1, 2008.  Regardless of Cygnus Product Profit, all deferred Sales and Marketing Fees will be payable in full on April 1, 2008.  After the first three (3) Sales Years, regardless of Cygnus Product Profit, all subsequent Sales and Marketing Fees shall be due and payable as set forth in Section 2.5.  “Cygnus Product Profit” for any Sales Year is defined as the Transfer Price of the Product (as defined in Section 5.4(b)) invoiced to Sankyo during that Sales Year less each of the following: (a) Cygnus’ variable cost of goods of the Product during that Sales Year; (b) the Sales and Marketing Fee for that Sales Year due Sankyo under this Agreement; and (c) Cygnus’ operating expenses associated with the Product during that Sales Year, including but not limited to, Cygnus’ research, development, fixed manufacturing, customer service, and general and administrative costs and expenses, and other costs associated with the fulfillment of Cygnus’ obligations under Section 5.1, and a twelve (12)-year amortization of Cygnus’ past research and development expenses associated with the Product, provided however that the amount in this Section 2.4(c) shall not exceed.***  Commencing upon the date that the combined amount of (x) deferred Sales and Marketing Fees and (y) Advertising and Promotion Amount reimbursement under Section 5.1(k) equals or exceeds ***, Cygnus shall grant Sankyo a first lien and security interest in Cygnus-owned issued U.S. Patents as set forth on Exhibit A hereto, and Sankyo will, at its sole cost, file its interest, and release its interest at such time as Cygnus has fully paid all such deferred Sales and Marketing Fees and Advertising and Promotion Amount reimbursement, with the U.S. Patent and Trademark Office.  Furthermore, commencing upon the Effective Date of this Agreement until such time as Cygnus has fully paid all such deferred Sales and Marketing Fees and Advertising and Promotion Amount reimbursement, Cygnus shall abide by the Negative Covenants set forth in Exhibit D hereto. In the event that this Agreement shall terminate under Section 11.1, Section 11.2, Section 11.3, Section 11.4 and Section 11.5, and termination by Cygnus under Section 11.6, any and all deferred Sales and Marketing Fees and Advertising and Promotion Amount reimbursement shall become due and payable.   Within fifteen (15) calendar days after Cygnus files with the U.S. Securities and Exchange Commission its quarterly (10-Q) financial report for the last Calendar Quarter within a given Sales Year, Cygnus will report in writing to Sankyo as to the Cygnus Product Profit for the previous Sales Year.

2.5                                 Reports and Payments. Until such time as Sankyo assumes distribution pursuant to Section 3.1, within thirty (30) calendar days of the end of each Calendar Quarter, Cygnus shall provide a written statement to Sankyo of Net Sales by Cygnus of the Product in the Territory during such Calendar Quarter.  Thereafter, within thirty (30) calendar days of the end of each Calendar Quarter, Sankyo shall provide Cygnus a written statement of Net Sales by Sankyo of the Product in the Territory during such Calendar Quarter.  Such written statements shall include gross revenues of the Product and all itemized deductions and calculated Net Sales as described in Section 1.12 and Section 1.13.  Such written statement shall also be signed by a duly authorized representative of the party on behalf of that party and shall show such Net Sales during such Calendar Quarter, and the amount due and payable to Sankyo pursuant to Section 2.3.  Net Sales shall be calculated as set forth in Section 1.12 and Section 1.13 and shall be consistent with accounting methods used by Cygnus and/or Sankyo in preparing and maintaining its books and records.  Except as set forth in Section 2.4, Cygnus shall make the payments specified in Section 2.3 to Sankyo on a quarterly basis within thirty (30) calendar days after the end of each Calendar Quarter if the payments are based on Net Sales by Cygnus, and within fifteen (15) calendar days after receipt of the written statement of Net Sales by Sankyo, during the Term with respect to amounts that become due and payable during the preceding quarter.

2.6                                 Manner of Payment.  All payments to Sankyo under Section 2.3 shall be made by wire transfer in U.S. dollars.  Late payments shall bear interest at the lower of (a) the prime rate as quoted from time to time by Bank of America plus 1%, or (b) the maximum rate permitted by law.

3.                                      RIGHT OF DISTRIBUTION

3.1                                 Appointment.  Cygnus will terminate its Services Agreement dated May 7, 2002 with Express-Med with respect to Group II states as set forth on Exhibit A to such Services Agreement, and will not renew its agreement with respect to Group I states (which expires on November 30, 2002).  In addition, as of the date Sankyo provides written notice of its ability to assume distribution responsibilities under this Agreement, Cygnus will not produce any further promotional materials directing patients to order Products through Express-Med.  Pursuant to Section 3.2 and Section 3.3, Cygnus agrees that it will terminate its existing Warehouse Distribution Contract with UPS Supply Chain Management, Inc. dated August 25, 2000 and, upon such termination, Cygnus will grant to Sankyo the non-exclusive right during the Term to distribute the Product in the Territory.  Upon the expiration of the Express-Med Services Agreement, such non-exclusive right shall become an exclusive right to distribute the Product in the Territory during the Term under the terms and conditions herein.

3.2                                 Subject to Section 3.1, Cygnus shall give notice of termination of the Express-Med Group II states and the UPS Warehouse Distribution Contract within ten (10) calendar days after receipt of written notice from Sankyo of Sankyo’s ability to assume distribution responsibilities under this Agreement.

3.3                                 Subject to Section 3.1, Cygnus shall attempt to make the termination of the UPS Warehouse Distribution Contract effective immediately upon such notice.  Any early termination fee or similar sum will be Cygnus’ sole responsibility.

4.                                      RESPONSIBILITIES AND OBLIGATIONS OF SANKYO

4.1                                 During the Term, and with respect to each Product in the Territory for which Regulatory Approval has been obtained, Sankyo will at its sole cost and expense:

(a)                                  use its commercially reasonable efforts to market, sell and support (through education and training of health care professionals and customers) the Product on a continuing basis;

(b)                                 comply with good business practices and all applicable laws and regulations;

(c)                                  promptly notify Cygnus or its designee of any Product complaints or adverse patient reactions according to Section 4.3 and any actual or potential governmental actions relevant to any Product;

(d)                                 not make any false claims, representations, warranties or guarantees to any third party with respect to the specifications, features, capabilities or intended use of the Product;

(e)                                  deploy initially a minimum of fifty (50) of its specialty sales representatives to sell the Product and, by January 1, 2003 and thereafter, deploy a minimum of one hundred (100) of its specialty sales representatives to sell the Product.  These specialty sales representatives will target high potential physicians for the Product

(defined as ***) and will deliver a minimum of *** first position Product details to high potential physicians and associated health care professionals in 2002 and *** first position Product details annually thereafter;

(f)                                    commencing January 1, 2003, provide support in the minimum form of third position details through its national primary care sales representatives (currently approximately 450 primary care sales representatives, which approximate number is to be maintained or increased during the Term of this Agreement unless Sankyo provides a commercially reasonable basis for decreasing this number);

(g)                                 support the sales forces set forth in Section 4.1(e) and Section 4.1(f) through its sales operations and training programs, personnel and systems;

(h)                                 utilize its managed care personnel (currently approximately 20 managed care specialists, which approximate number is to be maintained or increased during the Term of this Agreement unless Sankyo provides a commercially reasonable basis for decreasing this number) to conduct and administer contracting and pull-through programs within managed care accounts;

(i)                                     utilize its medical manager group (currently approximately 20 personnel, which approximate number is to be maintained or increased during the Term of this Agreement unless Sankyo provides a commercially reasonable basis for decreasing this number) to support the activities of the sales forces set forth in Section 4.1(e) and Section 4.1(f) as well as the managed care personnel set forth in Section 4.1(h);

(j)                                     prepare all marketing, sales, educational, training and communication materials, graphical treatment of Product labeling (excluding the Patient Information Sheet),  including Product websites (e.g., glucowatch.com and other website domain names having glucowatch therein and owned by Cygnus), subject to review by Cygnus through a designated person who will participate in Sankyo’s review process, for marketing and sale of the Product to consumers, third-party distributors, managed care organizations, health care professionals,  (the “Sales and Marketing Materials”). Sankyo shall include the trademarks and/or company logos of Cygnus on such Sales and Marketing Materials;

(k)                                  develop and produce sales force training materials for the Sankyo sales force;

(l)                                     spend a minimum of ten million dollars ($10,000,000) in Advertising and Promotional Amount as defined in Section 1.1, and subject to Section 5.1(k), in the calendar year 2002. For the calendar year 2002, Cygnus’ “Promotional Amount” as defined in Section 1.16 of the Co-Promotion Agreement of November 28, 2001, spent in 2002 will apply toward this minimum amount for

2002.  Beginning January 1, 2003, Sankyo will spend a minimum of *** on an annualized basis per calendar year in Advertising and Promotional Amount;

(m)                               prepare a Sales, Marketing and Distribution Plan as set forth in Section 1.18;

(n)                                 distribute the Product in the Territory during the Term pursuant to Section 3.1, and shall enter into, and administer, agreements with third-party distributors, including but not limited to wholesale distributors, retail distributors and durable medical equipment distributors;

(o)                                 keep for five (5) years after termination of this Agreement records of information relating to the Product; and

(p)                                 market, sell and distribute the Products to the total and complete exclusion of any and all Competitive Product.

4.2                                 Reports.  At least quarterly and whenever reasonably requested by Cygnus, Sankyo will provide Cygnus with all current sales and marketing information relating to the Product, including, without limitation, a confidential written summary describing the number and type of details performed, as well as any research and competitive analysis.  Sankyo will on a daily basis provide Cygnus a copy of its daily sales report, which is generated by Sankyo in the ordinary course of business.  In addition, upon reasonable request by Cygnus, Sankyo will provide Cygnus with current confidential information regarding potential medical professionals contacted by Sankyo.  All reports provided by Sankyo to Cygnus shall be treated as Proprietary Information unless otherwise agreed to in writing by Sankyo.

4.3                                 Adverse Event Reporting (“AER”). Sankyo shall report all suspected AERs to Cygnus’ Regulatory Department or its designee, via telephone at 1-866-GLWATCH or to such other number as Cygnus may designate, as soon as possible but in no event later than two (2) business days of receipt of such information by any employee of Sankyo. For the purposes of this Section 4.3, AER shall mean any adverse medical event in or complaint by a patient who uses the Product (as defined by Parts 803 and 820 of the U.S. Code of Federal Regulations Chapter 21 and any other applicable definitions in regulations promulgated by the FDA) that require reporting by Cygnus to the FDA.  If requested, Sankyo will make reasonable efforts to assist Cygnus, or its designee, in obtaining AER follow-up information from reporters initially identified by Sankyo.  Cygnus shall retain responsibility for all FDA reporting requirements, and Sankyo shall have no responsibility to report any AER to the FDA.

5.                                      RESPONSIBILITIES AND OBLIGATIONS OF CYGNUS

5.1                                 During the Term and with respect to each Product in the Territory, Cygnus will at its sole cost and expense:

(a)                                  use its commercially reasonable efforts to conduct all research, development, legal, clinical and regulatory (including labeling) activities relating to the Product;

(b)                                 use its commercially reasonable efforts to obtain and maintain Cygnus Intellectual Property Rights, maintain the UC License Agreement, maintain the glucowatch.com domain name and other website domain names having glucowatch.com therein and owned by Cygnus, and obtain and maintain all Regulatory Approvals in the Territory relating to the Product;

(c)                                  prepare all Product labeling including patent marking, provided that Sankyo’s name and corporate logo, in a size comparable to the size of Cygnus’ name and corporate logo, will be added to the Product labeling as soon as practicable after Sankyo assumes distribution pursuant to Section 3.1, and determine the Product name;

(d)                                 handle warranty obligations for the Product, in accordance with the terms of the product warranty provided with the Product;

(e)                                  provide all customer support (wherein customer support is in the form of telephonic, email and mail consultation to patients who have purchased the Product);

(f)                                    provide technical information to Sankyo so that Sankyo can develop and produce training, and sales and marketing materials;

(g)                                 provide Sankyo with a copy of all reported AERs and provide Sankyo a monthly summary of the customer service and technical support inquiries;

(h)                                 continue to use its commercially reasonable efforts to develop and obtain Regulatory Approval for additional indications and future Products;

(i)                                     take and fulfill orders and receive payment for Product sold to third-party customers pursuant to Section 2.1(i) until such time as Sankyo assumes distribution pursuant to Section 3.1;

(j)                                     be responsible for any advertising and promotional costs incurred by Cygnus, its Affiliates, designees, licensees and/or sublicensees, in the event that Cygnus, its Affiliates, designees, licensees and/or sublicensees promote the Product pursuant to Section 2.1(ii), and such promotional costs will not be applied to the Advertising and Promotional Amount.  Furthermore, in such event, marketing direction for the Product will be provided by Sankyo; and

(k)                                  reimburse Sankyo for Sankyo’s Advertising and Promotion Amount for the 2002 calendar year, wherein such reimbursement amount will not exceed  ten million dollars ($10,000,000) minus the amount spent by Cygnus in 2002 for its “Promotional Amount” as defined in Section 1.16 of the Co-Promotion Agreement of November 28, 2001.  Cygnus shall notify Sankyo in 2003 of such

Promotional Amount spent by Cygnus in 2002, and Sankyo will then invoice Cygnus for the reimbursement amount.

5.2                                 Regulatory Notification to Sankyo.  During the Term Cygnus will notify Sankyo promptly (and in any event within two (2) business days) of its receipt of information from the FDA:

(a)                                  that raises any material concerns regarding the safety or effectiveness of the Product or would affect Product labeling;

(b)                                 that indicates a material liability for either party arising in connection with the Product;

(c)                                  that, in Cygnus’ opinion, is reasonably likely to lead to a recall or market withdrawal of the Product.  Information that shall be disclosed pursuant to this Section 5.2 shall include, but not be limited to, the items in Section 5.2(e) and (f);

(d)                                 of any materially adverse action of the FDA or any other governmental or regulatory authority in the Territory relating to:

(i)                                     inspections of manufacturing, distribution or other related facilities;

(ii)                                  inquiries concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related parties); and

(iii)                               any communication specifically involving the manufacture, marketing, sale,  or distribution of the Product or any other reviews or inquiries relating to the Product;

(e)                                  of a receipt of a “Warning Letter” or other correspondence relating to the Product from the FDA or any other governmental or regulatory authority in the Territory; and

(f)                                    of an initiation of any governmental or regulatory authority investigation, detention, seizure or injunction concerning the Product in the Territory.

5.3                                 Recalls or Other Corrective Action.  Cygnus shall have sole responsibility and shall make all decisions in its sole discretion with respect to any recall, market withdrawals or any other corrective action related to the Product, including the right to cease all sales of Product in the Territory or the sales and marketing of the Product in the Territory.  Cygnus shall promptly notify Sankyo of all recalls and all other decisions or notifications (including, without limitation, notifications to or from the FDA) relating to recalls, market withdrawals or other such corrective action relating to the Product.  At Cygnus’ request, Sankyo shall use its commercially reasonable efforts to assist Cygnus in conducting such recall, market withdrawal or other corrective action, and any documented out-of-pocket costs incurred by Sankyo with respect to participating in such recall, market withdrawal or other corrective action shall be reimbursed by Cygnus.  In the event that a Product recall, market withdrawal or corrective action results in the situation where there are no Net Sales of any Product due to Product recall, market withdrawal or corrective action, then the Term will be extended for twice the number of days such recall, market withdrawal or corrective action is in effect, however, the Advertising and Promotional Amount set forth in Section 4.1(l) shall be suspended during the time period where there are no Net Sales of any Product.  In the event that there are no Net Sales of any Product for six (6) months, then Sankyo may terminate this Agreement pursuant to Section 11.3.

5.4                                 Supply.

(a) Supply Agreement. The parties will execute a supply agreement within thirty (30) calendar days from the Effective Date of this Agreement containing the terms and conditions set forth below and other such terms and conditions that are customarily found in an agreement of this nature (the “Supply Agreement”).

(b) The price at which Cygnus will sell the Product to Sankyo (the “Transfer Price”) will be, for the first *** following the Product Launch, the greater of *** of the published Wholesale Acquisition Cost or the amounts set forth in Exhibit C hereto, for the subsequent, *** the greater of *** of the published Wholesale Acquisition Costs or the amounts set forth in Exhibit C hereto, and thereafter for the remaining Calendar Quarters in the initial Term, the greater of *** of the published Wholesale Acquisition Cost or the amounts set forth in Exhibit C hereto.  From time to time, the parties may amend the amounts set forth in Exhibit C as mutually agreed. If this Agreement is extended pursuant to Section 11.1, the parties will negotiate in good faith the Transfer Price for subsequent periods.

(c) The price at which Cygnus will sell the Product to Sankyo for use as professional samples or as practice units will be Cygnus’ Product material and labor costs.

(d) Sankyo will provide Cygnus rolling twelve (12)-month forecasts for the Product in the Territory, which will be updated on a quarterly basis.  Such forecasts will take Cygnus’ manufacturing capacities into account, and will contain binding and non-binding forecasts, to be set forth in the Supply Agreement.  Furthermore, to ensure that there is no interruption of supply to Product customers, Sankyo will maintain a minimum of three (3) months inventory during the first three (3) Sales Years and a minimum of two (2) months inventory during the next three (3) Sales Years.  Sankyo will place orders at least one (1) Calendar Quarter in advance, and Sankyo will pay Cygnus fifty percent (50%) of the Transfer Price upon placement of such orders and will pay the remaining fifty percent (50%) of the Transfer Price upon acceptance of shipment.

(e) In the case of returned Product from patients under Cygnus’ warranty policy, Cygnus will provide the Patient with either a replacement or repair.  In all other cases, the Supply Agreement will set forth the terms and conditions of such returns.

(f) The parties will enter into a mutually agreed upon Quality Agreement that will contain provisions including but not limited to document retention, deviations and out-of-specification results, audit and inspection rights, Product acceptance/release/Certificate of Analysis requirements, quality control, FDA reporting requirements, and the like.

(g) Cygnus shall use its commercially reasonable efforts to supply Product (for trade purposes, practice units and samples) during the Term in sufficient quantities to meet forecasted amounts of demand set forth in the Sales, Marketing and Distribution Plan.  Cygnus will, from time to time, at Sankyo’s written request, promptly inform Sankyo of all material problems relating to Cygnus’ inventory levels and ability to continue supply of the Product to meet forecasted amounts of demand set forth in the Sales, Marketing and Distribution Plan.

(h) Failure of Supply. Option to Manufacture.  In the event that for any reason (other than by a Force Majeure Act, as defined in Section 15.10), (i) Cygnus is unable to supply on a timely basis at least seventy-five percent (75%) of the volume of all-ordered Product during a Calendar Quarter and (ii) such orders are not greater than the forecasted Product requirements included in the then current Sales, Marketing and Distribution Plan, then the Term will be extended for twice the number of days Cygnus is unable to supply on a timely basis at least seventy-five percent (75%) of the volume of all-ordered Product.  In the event that the failure to supply continues for six (6) months, then Sankyo has the option, at its sole discretion, to either terminate this Agreement pursuant to Section 11.4 or exercise its right to manufacture or have manufactured the Product for sale in the Territory during the Term pursuant to Section 2.1.  From time to time, the parties will exchange information relating to orders, inventory levels and backlog.

6.                                      OBLIGATIONS OF BOTH PARTIES

6.1                                 Records and Audit Rights.  Each party shall keep and maintain complete and accurate books and records reflecting all information necessary or useful in verifying the accuracy of all reports delivered and payments made under this Agreement and such books and records are proprietary to that party.  Each party (the “Auditing Party”) shall have the right to audit, or cause its independent auditor to audit, the books and records of the other party (the “Audited Party”) as they relate to such reports and payments, provided that any accountant agrees in writing to keep all information confidential, except as needed to disclose any discovered discrepancies and provided further that such audit:

(a)                                  is conducted during normal business hours;

(b)                                 is conducted no more often than once per year (unless a discrepancy resulting in a payment in excess of one hundred thousand dollars ($100,000) is discovered in favor of the Auditing Party, in which case the audits may be conducted semi-annually);

(c)                                  is conducted only after the Auditing Party has given ten (10) calendar days prior written notice to the Audited Party. The Auditing Party shall bear the full cost and expense of such audit, unless a discrepancy resulting in a payment in excess of the one hundred thousand dollars ($100,000) in favor of the Auditing Party is discovered, in which event the Audited Party shall bear the full cost and expense of such audit, however this amount shall not exceed fifty thousand dollars ($50,000) and any costs or expenses in excess of this amount shall be borne by the

Auditing Party.  Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be immediately due and payable by the party found to have caused the discrepancy. All books and records relating to either party’s obligations under this Agreement shall be retained by such party for five (5) years after the Term; and

(d)                                 in the case of a dispute as to the alleged discrepancy found, the parties shall hire an independent third-party accountant and shall bear equally the costs or expenses of such independent third-party accountant.

6.2                                 Insurance.  During the Term and in the Territory, Cygnus and Sankyo each will purchase and maintain in full force and effect, with a responsible insurance carrier, the insurance coverage and amounts typical in the medical devices industry for the type of activities performed by each of the parties for similarly positioned and sized companies.  Specifically, Cygnus will be solely responsible for insuring against product liability claims arising from, or relating to, the Product in the Territory.  Cygnus shall maintain product liability insurance throughout the Term in an amount of at least *** on a “per occurrence” basis with an insurance company rated at least A-3 by Best’s rating guide. Sankyo shall be added as an additional insured on Cygnus’ product liability insurance policy.  Sankyo shall maintain all insurance necessary for its obligations throughout the Term in the Territory in an amount of at least *** on a “per occurrence” basis with an insurance company rated at least A-3 by Best’s rating guide.  Cygnus shall be added as an additional insured of Sankyo’s insurance policy.  Each party shall provide the other with a certificate of insurance and shall keep such policy current.  Each such insurance policy shall provide for at least thirty (30) calendar days prior written notice to Cygnus and Sankyo of the cancellation or any substantial modification of the terms of coverage.

6.3                                 Governmental Approvals; Compliance with Law. Cygnus and Sankyo each shall make all filings with government authorities as shall be required by applicable laws in connection with this Agreement and the activities contemplated hereunder.  In fulfilling its obligations under this Agreement, Cygnus and Sankyo each agrees to comply in all material respects with all applicable laws.

6.4                                 Cooperation.  The parties will work together to perform their obligations under this Agreement. Sankyo may, upon reasonable advance notice, at Sankyo’s cost, visit facilities where the Product is being manufactured, stored, tested or shipped during normal business hours.  Cygnus may, upon reasonable advance notice, have its personnel accompany the Sankyo sales force in the field to observe Sankyo’s field sales activities relating to the Product and Cygnus may, from time to time, contact health care professionals to obtain feedback on the Product.  During the transition period prior to Sankyo’s exclusive distribution of Product, the parties will work together to facilitate an orderly transition, to keep each other informed of possible overlapping activities, and to enter channels of distribution other than direct-to-patient as soon as practicable.  Throughout the Term of this Agreement, each party will execute all necessary consents or other required documents to enable the other party to perform its obligations hereunder.

6.5                                 Responsibility.  Other than the payments specifically set forth in this Agreement, there shall be no other payments made by the parties to each other.  Neither party shall be responsible for the costs and expenses, whether external or internal and whether direct or indirect, including salaries and travel, of the other party.

7.                                      MANAGEMENT OF RELATIONSHIP

7.1                                 Steering Committee.  Within twenty (20) calendar days from the Effective Date, the parties will form a Steering Committee consisting of three (3) people from each party (the “Steering Committee”).  A representative from each party shall serve as co-chairpersons of the Steering Committee.  The Steering Committee may establish one or more subcommittees as appropriate. The Steering Committee shall meet at least quarterly, and shall document their meetings in written minutes, to:

(a)                                  review the sales, marketing and distribution of the Product in the Territory, including a review and update of the Sales, Marketing and Distribution Plan at least annually;

(b)                                 discuss actions to foster the attainment of sales objectives;

(c)                                  review current marketing, distribution, sales and pricing strategies, including amount and form of discount and rebate programs;

(d)                                 coordinate  activities between Sankyo and Cygnus, its Affiliates, designees, licensees and/or its sublicensees who are promoting the Product for Cygnus pursuant to Section 2.1(ii);

(e)                                  review Sankyo’s efforts to develop and implement strategies of institutional, governmental and managed care marketing and contracting;

(f)                                    review Cygnus’ obligations under Section 5.1 and receive updates from Cygnus on other significant activities relating to its obligations under Section 5.1, including an annual review of Cygnus Intellectual Property Rights in the Territory;

(g)                                 review Cygnus’ proposed product development as set forth in Section 5.1(h) in light of marketing issues regarding the Product;

(h)                                 review Sankyo’s obligations under Section 4.1;

(i)                                     review, and if necessary, amend the schedule set forth in Exhibit C hereto;

(j)                                     resolve any disputes pursuant to Section 7.1; and

(k)                                  agree upon the initial Sales, Marketing and Distribution Plan.

Each party may change its members of the Steering Committee at any time upon written notice, and each party will cause its members of the Steering Committee to act reasonably, in good faith and consistent with the terms and conditions of this Agreement.  The Steering Committee may take action only by the unanimous written consent of all members, as indicated by all members signing the written minutes.  If an issue remains unresolved after good faith consideration by the Steering Committee for thirty (30) calendar days, any Steering Committee member may submit it to the Executive Officers of the parties for resolution. The initial Sales, Marketing and Distribution Plan shall be mutually agreed upon by Sankyo and Cygnus.

7.2                                 Executive Officers.  Each party shall designate an “Executive Officer” of its company who will be available in the event of any dispute that has not been resolved by the Steering Committee in accordance with Section 7.1. The Executive Officer must be at least at the level of an officer of the company.  The initial Executive Officers shall be designated within twenty (20) calendar days of the Effective Date.  The Executive Officers shall attempt in good faith to resolve any issue presented to them by the Steering Committee.  In the event that an issue relates to Cygnus’ particular manner of implementing its responsibilities and obligations under Section 5.1, the Executive Officer from Cygnus shall make the final determination.  In the event that an issue relates to Sankyo’s particular manner of implementing its responsibilities and obligations under Section 4.1, the Executive Officer from Sankyo shall make the final determination.  Any other issue will be deemed not to be resolved if the Executive Officers are unable to resolve it within thirty (30) calendar days after attempting in good faith to do so.

8.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1                                 Mutual Representations.  Each party represents, warrants and covenants to the other as follows:

(a)                                  Existence and Authority.  It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and perform this Agreement.  The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and do not conflict with the terms or conditions of any contract, agreement, arrangement or understanding to which such party is subject.

(b)                                 Enforceability.  This Agreement is a valid and binding obligation of said party, enforceable against it in accordance with its terms.

(c)                                  Litigation.  There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened before any court or administrative agency against said party which could, directly or indirectly, reasonably be expected to materially affect its ability to perform its obligations hereunder or the marketability of the Product.

(d)                                 Compliance with Laws.  Each party shall fully comply in all material respects with all applicable federal, state and local laws, rules, regulations or ordinances with respect to its obligations hereunder and shall obtain and maintain all licenses, permits, approvals and other authorizations applicable to it in order to enable it to perform its obligations hereunder.

8.2                                 Cygnus’ Representations.  Cygnus hereby represents, warrants and covenants to Sankyo as follows:

(a)                                  Product Specifications.  All sample Product delivered by or for Cygnus to Sankyo or distributed by or for Cygnus and Product manufactured, distributed or sold by or for Cygnus during the Term will comply in all material respects with the specifications for the Product; will comply in all material respects with all requirements of the FDA and other applicable laws, rules and regulations; will not be adulterated or misbranded and will have been determined to be safe and effective by the FDA for the Product’s intended use under the U.S. Food, Drug and Cosmetic Act and regulations issued thereunder or other applicable laws; and will have been manufactured in all material respects in accordance with current good manufacturing practices as provided in the U.S. Food, Drug and Cosmetic Act and regulations issued thereunder This representation does not apply to Product that has been mishandled, mistreated or used or maintained or stored by Sankyo other than in conformity with Cygnus’ written instructions.

(b)                                 Intellectual Property.  As of the Effective Date, Cygnus has received no credible or material notices, threats, or warnings, orally or in writing, alleging infringement or violation of any intellectual property right of another party with respect to the Product and that the Exclusive License Agreement for Device for Iontophoretic Non-Invasive Sampling or Delivery of Substances between Cygnus and the University of California, effective January 1, 1995, and any amendments thereto (the “UC License Agreement”), remains in full force and effect. Additionally, Cygnus is not aware of any patents, trademarks, copyrights or other intellectual property rights of third parties that the initial Products (i.e., GlucoWatch® Biographer  and GlucoWatch® G2TM Biographer) would infringe in the Territory.  To the best of its knowledge, Cygnus owns or possesses all right, title and interest in and to, or has licenses to, all patents, know-how, trademarks, copyrights, trade secrets and all other intellectual property of any nature whatsoever relating to the Product, including but not limited to Cygnus Patent Rights, Cygnus Trademarks, Cygnus Copyrights and Cygnus Know-How, required to make, use, sell or offer for sale the Product in the Territory (collectively, “Cygnus Intellectual Property Rights”).  Except for any security interest granted to Sankyo pursuant to Section 2.4, Cygnus owns or has licenses to the Cygnus Intellectual Property Rights free and clear of all liens, claims and encumbrances and free of all royalty or similar payment obligations to any third party except for the University of California.  Cygnus has not received any notice concerning the institution or possible institution of any interference, opposition, re-examination or reissue involving any of Cygnus Patent Rights.

(c)                                  Information Disclosure.  Cygnus represents and warrants to Sankyo that, as of the Effective Date, all documents, materials, representations and other information provided to Sankyo by Cygnus concerning the Product, including, without limitation, with respect to the FDA’s determination of safety and effectiveness of the Product, are materially accurate, and, taken as whole, do not contain any statement which is false or misleading in any material respect, and that Cygnus has not omitted or failed to state any fact that would materially adversely affect Sankyo’s or Cygnus’ ability to perform its obligations under this Agreement.

(d)                                 Other Agreements.  As of the Effective Date, Cygnus has not entered into any agreement or other business arrangement with a third party for the marketing, sales, or offer for sale of the Product in the Territory other than the U.S. Market Research Agreement with Lifescan, dated February 22, 2001, and any amendments thereto; the Warehouse Distribution Contract with UPS Supply Chain Management, Inc., dated August 25, 2000, and amendments thereto; and into the Services Agreement with Express-Med, Inc., dated May 7, 2002 and amendments thereto.

8.3                                 Sankyo’ Representations.  Sankyo hereby represents, warrants and covenants to Cygnus as follows:

(a)                                  Sales Misconduct. As of the Effective Date, Sankyo has not received any notices or citations from the FDA relating to misconduct or illegal sales and marketing activities of its sales force with regard to any product. During the Term, Sankyo will comply with all applicable laws and regulations relating to the conduct of its sales force.

(b)                                 Product Claims. All sales presentations by Sankyo and sales and marketing materials provided or distributed by Sankyo shall comply in all material respects with all applicable laws and regulations.

9.                                      INTELLECTUAL PROPERTY

9.1                                 Trademarks.  Cygnus has applied for and/or registered in the Territory the trademark “GLUCOWATCH,” “G2,” “G3” and “CYGNUS” that Cygnus may use on one or more of the Products, and in the future will register or otherwise protect additional trademarks, service marks, logos and other designations relating to the Product in the Territory (collectively, “Cygnus Trademarks”).  Cygnus shall be the sole owner of all Cygnus Trademarks, and Sankyo has not and will not apply for and/or register any trademarks relating to the Product. Each party hereby grants to the other a nonexclusive right and license to use any trademark of the party to permit the other party to meet its obligations under this Agreement during the Term in the Territory.  In the event Cygnus decides to stop marking the Product in the Territory as “GLUCOWATCH,” Cygnus will first consult with Sankyo prior to making its decision.

9.2                                 Rights in Trademarks, Trade Names, Logos or Designations.  Sankyo acknowledges that it has paid no consideration for the use of Cygnus Trademarks, and nothing contained in this Agreement shall give Sankyo any right, title or interest in or to any of Cygnus Trademarks.  Sankyo acknowledges that Cygnus retains all proprietary rights in all of Cygnus Trademarks, and Sankyo agrees that it will not at any time during or after the Term assert or claim any interest or do anything that might adversely affect the validity or enforceability of any Cygnus Trademarks.

9.3                                 Copyrights.  Cygnus owns its copyrights in Cygnus-developed software, sales and marketing materials, Product labeling, and other copyrightable materials published in connection with the development, sales and marketing of the Product (“Cygnus Copyrights”).  Sankyo owns its copyrights in Sankyo-developed software, sales and marketing materials, and other copyrightable materials published in connection with the sales, marketing and distribution of the Product (“Sankyo Copyrights”).  Each party hereby grants to the other a nonexclusive right and license to use any copyright of the party to permit the other party to meet its obligations under this Agreement during the Term in the Territory.

9.4                                 glucowatch.com. Cygnus retains ownership of its website domain name, glucowatch.com and any other website domain names having glucowatch therein and owned by Cygnus, and Cygnus grants Sankyo an exclusive license right and license to use such domain names during the Term of this Agreement, after Cygnus transitions its United Kingdom information to another domain name other than glucowatch.com or any other website domain names having glucowatch therein and owned by Cygnus.  The parties will work together to facilitate this transition and to provide U.K. customers with a gateway to U.K. information in a legally compliant manner. After the transition, but in any case no later than sixty (60) calendar days after the Effective Date, Sankyo will assume control over such website domain  contents pursuant to Section 4.1(j).

9.5                                 Ownership.  As between the parties and subject to the exclusion set forth in this Section 9.5, each party will be the sole owner of the intellectual property rights in any invention made during the Term of which only its employees and its third-party contractors are inventors, and each party will jointly own the intellectual property rights in all inventions made during the Term of which both parties, employees or contractors are joint inventors.  In the case of solely owned intellectual property rights, each party will bear the cost and responsibility of such rights.  In the case of jointly owned intellectual property rights, the parties will share the cost and responsibility in filing, prosecuting and maintaining such jointly owned rights, which may be exploited and non-exclusively licensed to third parties by either party without accounting to or further approval of the other party. Inventorship on patent applications will be determined by U.S. patent law.  If Sankyo, during the Term through its employees or its third-party contractors, is an owner of, or a licensee with a right to sublicense, any intellectual property rights relating to reverse iontophoresis glucose monitoring, Sankyo hereby grants Cygnus a royalty-free, non-exclusive, perpetual license in such intellectual property to Cygnus, however Sankyo shall bear the cost and responsibility of filing, prosecuting and maintaining such intellectual property rights.

9.6                                 Claim of Infringement.  If Sankyo or Cygnus (“Receiving Party”) receives a claim that any of the Product infringe upon a patent or copyright in the U.S., or that any Cygnus Trademarks employed with a Product infringe upon a registered trademark, service mark, logo or protectable trade-dress of a third party in the U.S., the Receiving Party will notify the other party promptly in writing to ensure that Cygnus has all necessary information and assistance and the authority to evaluate and defend such claim.  Cygnus, at its sole and absolute discretion, shall determine what course of action it wishes to take in defending such a claim including but not limited to litigation, license and the like.  Cygnus warrants and represents that it shall use its commercially reasonable efforts to secure a right to continue using the Product in the Territory during the Term free of liability for infringement of any third-party patent, copyright, trademark or any other intellectual property right.  Royalties and other payments associated with such right shall be borne by Cygnus.  Cygnus shall indemnify, defend and hold harmless Sankyo, and its officers, directors, employees and agents with respect to such claims in accordance with the terms and conditions of Section 12.1 and Section 12.3.

9.7                                 Infringement by Third Parties.  Each party shall notify the other party in writing promptly upon its becoming aware of any infringement by a third party of Cygnus Intellectual Property Rights utilized in manufacturing, using, developing, supplying, importing, exporting, marketing, distributing, co-promoting, offering for sale or selling the Product in the Territory during the Term.  Cygnus shall have the right, but not the obligation, to file and maintain lawsuits in its own name for infringement by third parties of any Cygnus Intellectual Property Rights related to any Product in the Territory during the Term.  Sankyo shall cooperate as reasonably requested by Cygnus, at Cygnus’ expense, in any investigation or action taken by Cygnus in respect of such infringement.  All sums obtained as a result of such suit or proceeding, whether by judgment, award, decree or settlement, shall be the property of Cygnus except, however, Cygnus shall pay to Sankyo *** of all sums obtained after such sums are first applied to reimburse Cygnus for its out-of-pocket costs incurred in connection therewith.  In the event that Cygnus chooses not to pursue legal action against such infringing third party and the infringing product or products subsequently obtains at least *** of the market share for the Product in the Territory, wherein the market is defined as the Cygnus Product and the infringing reverse iontophoresis glucose monitoring product or products, then Cygnus shall treat the volume of the infringing reverse iontophoresis glucose monitoring product or products as Net Sales during the period of infringement.  In the case there is a dispute between the parties as to whether a third party infringes Cygnus Intellectual Property Rights, the parties shall request the opinion of a mutually agreed upon third-party patent expert and shall equally bear the cost of such expert.

9.8                                 No Other Licenses. Cygnus agrees it will not assert against Sankyo any claim of infringement under Cygnus Patent Rights based on Sankyo’s activities under this Agreement in the Territory during the Term. No other rights or licenses, whether express or implied, in Cygnus’ intellectual property are granted by Cygnus to Sankyo, and Sankyo has no rights or licenses to Cygnus’ intellectual property outside of the Territory.

10.                               CONFIDENTIALITY

10.1                           Confidentiality.  Each party agrees that any Proprietary Information it obtains from the other party is the confidential property of the disclosing party, and may not be used by the receiving party other than in connection with the activities contemplated under this Agreement. Except as expressly permitted in this Agreement, the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party and shall obtain the prior written permission of the other party before releasing such Proprietary Information to a third party. If such permission is granted, the releasing party shall ensure that the third party is bound to the same obligations of confidentiality. The restrictions on use and disclosure of Proprietary Information imposed upon a receiving party under this Section 10.1 shall continue in full force and effect during the Term and for a period of five (5) years thereafter.

11.                               TERM AND TERMINATION

11.1                           Term. Termination. Unless terminated earlier as provided in Section 11.2, Section 11.3, Section 11.4, Section 11.5, or Section 11.6, or extended as provided in Section 5.3 or Section 5.4(h), this Agreement will have an initial term of twelve (12) years from the Product Launch Date (the “Term”).  The Term shall automatically be extended for successive periods of one (1) year unless either party gives written notice of termination to the other at least six (6) months prior to the end of the Term or any one-year extension thereof.

11.2                           Termination Due to Insufficient Sales.

(a)                                  Either party may terminate this Agreement upon six (6) months prior written notice if, after four (4) years from the Product Launch Date but during the initial Term of the Agreement, the Net Sales of the Product are less than sixty million dollars ($60,000,000) in the immediately preceding twelve (12) month period.

(b)                                 In the event Cygnus terminates this Agreement pursuant to Section 11.2(a), then Cygnus shall pay to Sankyo for the remainder of the initial Term of this Agreement, (i) payments of thirty-three percent (33%) of Net Sales for the first seventy-five million dollars ($75,000,000) of cumulative Net Sales, such payments made annually following termination until seventy-five million ($75,000,000) dollars of cumulative Net Sales is met, and (ii) thereafter an annual payment of ten percent (10%) of Net Sales.   The payments shall be paid in accordance with the terms of Section 2.6.

(c)                                  In the event Sankyo terminates this Agreement pursuant to Section 11.2(a), then Cygnus shall pay to Sankyo five (5%) percent of Net Sales for the remainder of the initial Term.  The payments shall be paid in accordance with the terms of Section 2.5 and Section 2.6.

11.3                           Termination Due to Recall or Market Withdrawal.

(a)                                  In the event the Product cannot be sold as a result of a recall, market withdrawal or other corrective action under Section 5.3, and such inability to sell the Product continues for a period of six (6) months, Sankyo shall have the right to immediately terminate the Agreement.

(b)                                 In the event Sankyo terminates this Agreement pursuant to Section 11.3(a) during the first three (3) years from the Product Launch Date, then Cygnus shall pay to Sankyo twenty-five million dollars ($25,000,000) to be paid out in equal quarterly payments for four (4) years following termination.  The payments shall be paid in accordance with the terms of Section 2.5 and Section 2.6.

(c)                                  In the event the Product cannot be sold due to a recall or market withdrawal or other corrective action under Section 5.3 for a continuous period of six (6) months, such occurrence shall be deemed a material breach of the Agreement only if such inability was due to Cygnus’ negligence.

11.4                           Termination Due To Failure To Supply.

(a)                                  In the event Cygnus shall be unable to supply on a timely basis in accordance with the terms of Section 5.4(h) for a continuous period of six (6) months, Sankyo shall have the right to immediately terminate the Agreement.

(b)                                 In the event Sankyo terminates this Agreement pursuant to Section 11.4(a) during the first three (3) years from the Product Launch Date, then Cygnus shall pay to Sankyo twenty-five million dollars ($25,000,000) to be paid out on in equal quarterly payments for four (4) years following termination.  The payments shall be paid in accordance with the terms of Section 2.5 and Section 2.6.

(c)                                  Cygnus’ inability to supply the Product under Section 5.4(h) for a continuous period of six (6) months shall be deemed a material breach of the Agreement only if such failure to supply was due to Cygnus’ negligence.

11.5                           Right of First Refusal; Termination as a Result of a Change of Control in Cygnus.

(a)                                  In the event that a Change of Control as defined in Section 11.5(d) affecting Cygnus is contemplated, Sankyo shall have an ongoing right of first refusal, at the same or better terms as offered by a bona fide third party, to enter into a transaction whereby Sankyo is the Person acquiring beneficial ownership as described in Section 11.5(d)(i), is the Acquiring Corporation as described in Section 11.5(d)(ii), or is the Person purchasing properties or assets as described in Section 11.5(d)(iii).   Sankyo shall have thirty (30) calendar days after notification by Cygnus of the terms offered by a bona fide third party in which to offer the same or better terms to Cygnus.  If Sankyo has not made such an offer within such thirty (30)-day time period, then Cygnus may, in its sole discretion, accept or reject such offer of a bona fide third party.  In the event that a Change of Control as defined in Section 11.5(d) affecting Cygnus takes place by a party other than Sankyo or its Affiliates, Sankyo, Cygnus or Cygnus’ successor in interest shall have the right, but not the obligation, to terminate the Agreement by furnishing notice of such election to terminate within fifteen (15) calendar days from execution of Change of Control documents, such termination to be effective thirty (30) calendar days after Cygnus’ Change of Control is effective and all regulatory and shareholder approvals, if any, are obtained.  In the event that Sankyo, Cygnus or Cygnus’ successor in interest exercises its rights of termination, Cygnus or Cygnus’ successor in interest, as the case may be, shall purchase Sankyo’s remaining rights under this Agreement.  The purchase price for such sale shall be as set forth in Section 11.5(b) or Section 11.5(c).

(b)                                 In the event that a Change of Control affecting Cygnus takes place and Cygnus or Cygnus’ successor in interest exercises its right of termination, then Cygnus or Cygnus’ successor in interest, as the case may be, shall pay Sankyo as follows:

(i)                                     in the event that a Change of Control affecting Cygnus takes place during the first two (2) years from the Product Launch Date, (A) an amount equal to Sankyo’s investment from the Effective Date of the Co-Promotion Agreement until the date of termination of this Agreement (including all milestone payments under this Agreement and the Co-Promotion Agreement dated November 28, 2001 made by Sankyo to Cygnus and all costs and expenses  incurred by Sankyo to comply with its obligations under Section 4.1),  (B) three million dollars ($3,000,000) for Sankyo discontinuing its activities under this Agreement, and (C) either, at the sole option of Cygnus or Cygnus’ successor in interest, as the case may be, (x) an annual payment of eight percent (8%) of Net Sales from the date of termination of this Agreement through the end of the initial Term (without regard to such termination) and such payments shall be made in accordance with the terms of Section 2.5 and Section 2.6, or (y) the fair market value of a cash flow stream of eight percent (8%) of Net Sales for a period of time equal to the duration of time remaining in the initial Term (without regard to termination). The parties agree to negotiate the fair market value in good faith promptly following notice of termination pursuant to Section 11.5(a). In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of termination, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties.  Payment of fair market value shall be made within fifteen (15) calendar days of its determination.

(ii)                                  in the event that a Change of Control takes place after the first two (2) years from the Product Launch Date but during the initial Term of the Agreement, either, at the sole option of Cygnus or Cygnus’ successor in interest, as the case may be, (A) an annual payment of forty percent (40%) of Net Sales or forty-five percent (45%) of Net Sales if Net Sales exceed two hundred twenty-five million dollars ($225,000,000) in the Sales Year immediately preceding the Change of Control for the number of years that would have remained under the initial Term but for termination of this Agreement, minus the amount of costs that would have been incurred under Section 4.1 but for termination of this Agreement (however, in no event shall such costs be less than those costs of the Sales Year immediately prior to termination) from the date of termination of this Agreement through the end of the initial Term and such payments shall be made in accordance with the terms of Section 2.5 and Section 2.6, or (B) the fair market value of a cash flow stream of forty percent (40%) of Net Sales or forty-five percent (45%) of Net Sales if Net Sales exceed two hundred twenty-five million dollars ($225,000,000) in the Sales Year immediately preceding the Change of Control for the number of years that would have remained under the initial Term but for termination of this Agreement, minus the amount of costs that would have been incurred under Section 4.1 but for termination of this Agreement (however, in no event shall such costs be less than those costs of the Sales Year immediately prior to termination) from the date of termination of this Agreement through the end of the initial Term. The parties agree to negotiate the fair market value in good faith promptly following notice of termination pursuant to Section 11.5(a). In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of termination, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties.  Payment of fair market value shall be made within fifteen (15) calendar days of its determination.  However, in no event will Sankyo owe Cygnus payments under this paragraph.

(c)                                  In the event that a Change of Control affecting Cygnus takes place and Sankyo exercises its right of termination, then Cygnus or Cygnus’ successor in interest, as the case may be, shall pay Sankyo as follows:

(i)                                     in the event that a Change of Control affecting Cygnus takes place during the first two (2) years from the Product Launch Date, (A) an amount equal to Sankyo’s investment from the Effective Date of the Co-Promotion Agreement until the date of termination of this Agreement (including all milestone payments under this Agreement and the Co-Promotion Agreement dated November 28, 2001 made by Sankyo to Cygnus and all costs and expenses incurred by Sankyo to comply with its obligations under Section 4.1) minus fifteen percent (15%) of Net Sales for the first Sales Year and minus thirty percent (30%) thereafter through the date of termination of this Agreement and (B) either, at the sole option of Cygnus or Cygnus’ successor in interest, as the case may be, (x) an annual payment of four percent (4%) of Net Sales from the date of termination of this Agreement through the end of the initial Term (without regard to such termination) and such payments shall be made in accordance with the terms of Section 2.5 and Section 2.6, or (y) the fair market value of a cash flow stream of four percent (4%) of Net Sales for a period of time equal to the duration of time remaining in the initial Term (without regard to termination). The parties agree to negotiate the fair market value in good faith promptly following notice of termination pursuant to Section 11.5(a). In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of termination, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties.  Payment of fair market value shall be made within fifteen (15) calendar days of its determination.

(ii)                                  in the event that a Change of Control takes place after the first two (2) years from the Product Launch Date but during the initial Term of the

Agreement, either, at the sole option of Cygnus or Cygnus’ successor in interest, as the case may be, (A) an annual payment equal to half of the following:  an annual payment of forty percent (40%) of Net Sales or forty-five percent (45%) of Net Sales if Net Sales exceed two hundred twenty-five million dollars ($225,000,000) in the Sales Year immediately preceding the Change of Control for the number of years that would have remained under the initial Term but for termination of this Agreement, minus the amount of costs that would have been incurred under Section 4.1 but for termination of this Agreement (however, in no event shall such costs be less than those costs of the Sales Year immediately prior to termination) from the date of termination of this Agreement through the end of the initial Term and such payments shall be made in accordance with the terms of Section 2.5 and Section 2.6, or (B) half of the fair market value of a cash flow stream of forty percent (40%) of Net Sales or forty-five percent (45%) of Net Sales if Net Sales exceed two hundred twenty-five million dollars ($225,000,000) in the Sales Year immediately preceding the Change of Control for the number of years that would have remained under the initial Term but for termination of this Agreement, minus the amount of costs that would have been incurred under Section 4.1 but for termination of this Agreement (however, in no event shall such costs be less than those costs of the Sales Year immediately prior to termination) from the date of termination of this Agreement through the end of the initial Term. The parties agree to negotiate the fair market value in good faith promptly following notice of termination pursuant to Section 11.5(a). In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of termination, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties.  Payment of fair market value shall be made within fifteen (15) calendar days of its determination. However, in no event will Sankyo owe Cygnus payments under this paragraph.

(d)                                 For purposes of Section 11.5, Section 13.1 and Exhibit D, Number 6, a “Change of Control” shall mean an event where:

(i)                                     any “Person(s)”, meaning any natural person(s), corporation(s), general partnership(s), limited partnership(s), joint venture(s), proprietor-ship(s) or business organization(s), acquires beneficial ownership of capital stock of a party entitling the holder(s) thereof to at least fifty-one percent (51%) of the voting power of the then outstanding capital stock of Cygnus with respect to the election of directors of Cygnus; or

(ii)                                  Cygnus enters into a merger, consolidation or similar transaction with another Person (the “Acquiring Corporation”) in which

(A)          Cygnus is not the surviving corporation in such transaction; or

(B)                                the members of the Board of Directors of Cygnus prior to such transaction constitute less than one-half of the members of the Board of Directors of the Acquiring Corporation following such transaction; or

(C)                                at least fifty-one percent (51%) of the voting power of the outstanding capital stock of the Acquiring Corporation with respect to the election of directors following such transaction is held by Persons who were shareholders of the Acquiring Corporation prior to such transaction; or

(iii)                               Cygnus sells to any Person(s) in one or more related transactions, properties or assets representing at least fifty-one percent (51%) of Cygnus’ consolidated total assets as reflected on its most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, provided that all or substantially all of the properties and assets used in connection with Cygnus’ business are included in such transaction(s).

11.6                           Termination Due to Other Circumstances.

(a)                                  This Agreement may be terminated as set forth below upon the occurrence of any of the following events:

(i)                                     by either party immediately, if the other ceases to do business, or otherwise terminates its business operations;

(ii)                                  by either party immediately, if the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) calendar days or diligent efforts are not being made to effect such reinstatement;

(iii)                               by either party immediately, if the other materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) calendar days of written notice describing the breach; or

(iv)                              by either party immediately, if the other shall seek voluntary protection under any bankruptcy, receivership, trust deed, creditors’ arrangements, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) calendar days).

11.7                           Effect of Termination

(a)                                  Upon termination of this Agreement, each party will within ninety (90) calendar days cease all use of the trademarks, service marks, trade names, logos and designations of the other party and Sankyo will not thereafter use, advertise or display any name, mark or logo that is, or any part of which is, similar to or confusing with any such designation associated with any Product.

(b)                                 Upon termination of this Agreement the parties will cooperate with each other to wind down all supply, sales and marketing efforts under this Agreement, including return of Product inventory purchased by Sankyo from Cygnus.

11.8                           Survival.  The following provisions shall survive the termination of this Agreement: Section 2.5, Section 2.6, Section 6.1, Section 8, Section 9, Section 10, Section 11 and Section 12, as well as any applicable definitions and general provisions. Remedies for breaches will also survive termination of this Agreement.  Each party will promptly return all tangible Proprietary Information of the other (and all copies thereof) that it is not entitled to use under the surviving terms and conditions of this Agreement, except for one copy, which may be retained solely for legal, archival purposes.  Upon termination, Sankyo will transfer ownership of the customer list set forth in Section 1.16(d) to Cygnus.

12.                               INDEMNIFICATION

12.1                           Indemnification by Cygnus.  Cygnus agrees to indemnify, hold harmless and defend Sankyo, its Affiliates and their respective officers, directors, employees, agents and representatives from and against any and all liabilities, losses, suits, claims, damages and expenses (including, without limitation, attorneys’ fees, expert fees and other disbursements) (collectively, “Liabilities”) asserted against or incurred by Sankyo arising out of or relating to (a) the use, distribution by Cygnus, marketing by Cygnus, field sales activity by Cygnus, sale by Cygnus, repair or replacement, manufacture and/or supply of the Product  (including, without limitation, Liabilities relating to product liability, product deficiencies and/or personal injury); (b) the breach by Cygnus of any of its representations, warranties or other obligations under this Agreement and/or the Supply Agreement; (c) a claim by a third party that the marketing, sales, use, offer for sale or sale of the Product in the Territory during the Term or use of sales and marketing material created by Cygnus related to the Product in the Territory during the Term infringes any patent, trademark, copyright or other intellectual property rights of such third party; and/or (d) any negligence or willful misconduct of Cygnus; except to the extent any such Liabilities set forth above result from the breach by Sankyo of its representations, warranties or obligations under this Agreement and/or the Supply Agreement or its negligence or willful misconduct, or its sale, marketing or distribution of Product in a manner which is inconsistent with the terms of this Agreement and/or the Supply Agreement.  THE INDEMNIFICATION PROVIDED HEREBY SHALL NOT BE DEEMED TO INCLUDE INDEMNIFICATION FOR LOST PROFITS OR INDIRECT OR CONSEQUENTIAL DAMAGES OF SANKYO. Any indemnification hereunder shall be net of any insurance proceeds recovered by Sankyo.

12.2                           Indemnification by Sankyo.  Sankyo agrees to indemnify, hold harmless and defend Cygnus, its Affiliates and their respective officers, directors, employees, agents and representatives from and against any Liabilities asserted against or incurred by Cygnus, arising out of or relating to (a) the distribution by Sankyo, marketing by Sankyo, field sales activity by Sankyo, sale by Sankyo of Product; (b) the breach by Sankyo of any of its representations, warranties or other obligations under this Agreement and/or the Supply Agreement; (c) a claim by a third party that use of sales and marketing material created by Sankyo related to the Product in the Territory during the Term infringes any patent, trademark, copyright or other intellectual property rights of such third party; and/or (d) any negligence or willful misconduct of Sankyo; except to the extent any such Liabilities set forth above result from the breach by Cygnus of its representations, warranties or obligations under this Agreement and/or the Supply Agreement or its negligence or willful misconduct, or its sale, marketing or distribution of Product in a manner which is inconsistent with the terms of this Agreement and/or the Supply Agreement, or any actions that would be indemnified against by Cygnus under Section 9.6.  THE INDEMNIFICATION PROVIDED HEREBY SHALL NOT BE DEEMED TO INCLUDE INDEMNIFICATION FOR LOST PROFITS OR INDIRECT OR CONSEQUENTIAL DAMAGES OF CYGNUS. Any indemnification hereunder shall be net of any insurance proceeds recovered by Cygnus.

12.3                           Cooperation in Connection with Indemnification.  Any party entitled to indemnification pursuant to Section 12.1 or Section 12.2 shall notify the indemnifying party promptly of any claim that might give rise to a claim of indemnification, shall allow the indemnifying party to handle the defense of the claim (provided the indemnifying party acknowledges its obligation to indemnify hereunder), shall cooperate in the defense of such claim and shall not settle such claim without the indemnifying party’s written consent (which shall not be unreasonably withheld, delayed or conditioned).  An indemnified party shall have the right to participate in the defense of any matter as to which indemnification is being provided with its own counsel and at its own expense.  Where any indemnity is claimed under this Agreement, the party claiming such indemnity shall take all reasonable action at the request of the indemnifying party (the reasonable cost of which shall be borne by the indemnifying party) to mitigate such Liabilities.

13.                               NO SALE OR LICENSE OF CYGNUS PATENT RIGHTS OR CERTAIN TRADEMARKS.  OPTION FOR CERTAIN COUNTRIES IN ASIA.

13.1                           During the Term of this Agreement, Cygnus may not assign, sell or license any Cygnus Patent Rights, or the trademarks “GLUCOWATCH” or “G2,” or the glucowatch.com domain name to any third party who is not an Affiliate unless such assignment, sale or license occurs in connection with a Change of Control.  Cygnus may, however license or sublicense any Cygnus Patent Rights to a third party for products other than the Product (as defined in Section 1.15).  Notwithstanding the foregoing, Cygnus may encumber or pledge any Cygnus Patent Rights and/or the above-mentioned trademarks pursuant to one or more financing arrangements only after Cygnus has fully paid off the deferred payments set forth in Section 2.4.

13.2                           During the Term of this Agreement, Cygnus grants Sankyo a right of first refusal for the rights to sell, market and distribute the Product in Japan, China, Korea, Thailand and/or Taiwan.  In the event Sankyo exercises its right, the parties will negotiate in good faith the terms and conditions of such an arrangement and may, if both parties reach agreement, enter into a separate agreement for Japan and/or China.

14.                               ANTICIPATORY BREACH

14.1                           During the Term of this Agreement, Within fifteen (15) calendar days after the end of each month, and within five (5) calendar days after the occurrence of any adverse material event, during the Term of the Agreement Cygnus shall provide Sankyo with a written report describing the aggregate amount of its cash and investments, as permitted in Exhibit D, Number 3, as of the end of the month or event.  If such aggregate amount is less than the amount of Cygnus Cash Requirements, as defined below,  and both of the following conditions are met: (a) Sankyo is not in breach of any material term of this Agreement, including but in no way limited to breach of its sales, marketing and distribution obligations under Section 4.1 or its supply payment obligations under the Supply Agreement, and (b) Net Sales by Sankyo are greater than or equal to ninety percent (90%) of the amounts set forth in Exhibit E for the specified Calendar Years as prorated due to the calendar month in which this event occurs, then Sankyo may declare, and such declaration must be in writing and pursuant to Section 15.4, an “Anticipatory Breach.”  “Cygnus Cash Requirements” equals the amount of any net decrease in cash and investments  for the most recent Calendar Quarter, after eliminating the effect of any material and non-recurring payments (including but not limited to payments of deferred payments to Sankyo or material arbitration and debt obligations existing as of the Effective Date), as reported on Cygnus’ most recent quarterly (10-Q) or annual (10-K) reports filed with the U.S. Securities and Exchange Commission for the most recent Calendar Quarter.

14.2                           In the event that an Anticipatory Breach occurs, upon prior written notice Sankyo may exercise any or all of the following rights as set forth in Section 14.2(a) and (b):

(a)                                  the right to purchase Cygnus’ Regulatory Approval submissions including but not limited to its pre-market approval applications and any supplements thereto at the fair market value, and contract with Cygnus to be Sankyo’s contract regulatory organization and contract research and development organization for the Product in the Territory during the Term. The parties agree to negotiate in good faith the fair market value of Cygnus’ Regulatory Approval submissions promptly following notification by Sankyo of its intent to exercise this right.  In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of exercise, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties.  Payment of fair market value shall be made within fifteen (15) calendar days of its determination.  Additionally, the parties will negotiate in good faith the terms and conditions of the contract regulatory and contract research and development contractual obligations. In the event that Cygnus cannot perform as a contract regulatory organization and/or a contract research and development organization for the Product in Territory during the Term, then Sankyo may contract with third parties for these services. The parties will also negotiate in good faith and amend the terms of this Agreement to reflect the changed obligations and responsibilities between the parties, however such amendments will not result in Sankyo receiving a less favorable combination of Sales and Marketing Fees and Transfer Prices.

(b)                                 the right to contract with Cygnus to be Sankyo’s contract manufacturing organization for the Product in the Territory during the Term.  The parties will negotiate in good faith the terms and conditions of the contract manufacturing contractual obligations. The parties will also negotiate in good faith and amend the terms of this Agreement to reflect the changed obligations and responsibilities between the parties, however such amendments will not result in Sankyo receiving a less favorable combination of Sales and Marketing Fees and Transfer Prices. Furthermore, Cygnus will assign its manufacturing contracts with third parties to Sankyo; and, only in the event that such manufacturing contracts with third parties are not sufficient for manufacture of the Product, Sankyo may exercise its license under Section 2.1 to manufacture or have a third-party manufacture the Product in the Territory during the Term.

14.3                           Notwithstanding the foregoing, if at any time during the Term of this Agreement after Sankyo has declared Anticipatory Breach, the sum of Cygnus’ cash and investments, excluding any proceeds received from Sankyo for the purchases and contracts set forth in Section 14.2, is sufficient to meet Cygnus Cash Requirements for a period of six (6) months, Cygnus may then have the option, at its sole discretion, to do one or more of the following:

(a)                                  repurchase Cygnus’ Regulatory Approval submissions, such as its pre-market approval applications and any supplements thereto, at the then-current fair market value and terminate any contract regulatory and contract research and development contractual obligations made pursuant to Section 14.2(a). The parties agree to negotiate the fair market value in good faith promptly following notification by Cygnus of its intent to repurchase these submissions.  In the event no agreement upon fair market value has been reached within fifteen (15) calendar days of such notice of repurchase, the parties agree that fair market value shall be determined by a valuation expert within fifteen (15) calendar days thereafter whose determination shall be binding and conclusive on the parties and whose cost shall be borne equally by the parties.  Payment of fair market value shall be made within fifteen (15) calendar days of its determination. The parties will negotiate in good faith and amend the terms of this Agreement to reflect the changed obligations and responsibilities between the parties, however such amendments will not result in Cygnus receiving a less favorable combination of Sales and Marketing Fees and Transfer Prices than are present in this Agreement, prior to any amendment pursuant to Section 14.2(a)

(b)                                 have Sankyo re-assign the manufacturing contracts with third parties as set forth in Section 14.2(b) to Cygnus; terminate any contract manufacturing contractual obligations with Sankyo, and Sankyo will not manufacture or have a third-party manufacture the Product for Sale in the Territory.  The parties will negotiate in good faith and amend the terms of this Agreement to reflect the changed obligations and responsibilities between the parties, however such amendments will not result in Cygnus paying a less favorable combination of Sales and Marketing Fees and Transfer Prices than are present in this Agreement, prior to any amendment pursuant to Section 14.2(b).

14.4                           The parties will cooperate in good faith in negotiating the purchases, contracts and repurchases set forth in Section 14.2 and Section 14.3, and will each execute any and all necessary documents to execute such transactions.  Additionally, the parties will work together to effectuate a smooth transition of such purchases, contracts and repurchases.

15.                               GENERAL

15.1                           Amendment and Waiver.  Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

15.2                           Governing Law and Legal Actions.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, as if executed and fully performed within California; any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the federal courts located in California, and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

15.3                           Headings.  Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

15.4                           Notices.  Notices under this Agreement shall be in writing and shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery service or mailed by certified or registered mail, return receipt requested to a party at its addresses first set forth herein or as amended by notice pursuant to this Section 15.4, to the attention of the President and Chief Executive Officer, with a copy to the General Counsel, in the case of Cygnus, and to the attention of the President with a copy to General Counsel in the case of Sankyo.  Any notice shall be deemed received upon one (1) business day after delivery to a major commercial rapid delivery service or, if delivered by U.S. mail service other than Express Mail, upon receipt or, if not received sooner, upon five (5) business days after deposit.

15.5                           Entire Agreement.  This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom, with the sole exception of any purchase orders outstanding as of the Effective Date of this Agreement.  The Co-Promotion Agreement, dated November 28, 2001, is completely replaced and superseded as of the Effective Date set forth in this Sales and Marketing Agreement.

15.6                           Severability.  If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

15.7                           Relationship of Parties.  The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.  The parties expressly agree and acknowledge that no partnership or joint venture exists between them.

15.8                           Assignment.  This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto except to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise.

15.9                           Publicity and Press Releases.  Except to the extent necessary under applicable laws, the parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval.  Notwithstanding the previous sentence, the parties agree that a press release announcing this Agreement will be jointly developed by the parties and released promptly after the Effective Date of this Agreement, and the parties recognize that Cygnus will need to file a copy of this Agreement, redacted to the extent permissible, with the U.S. Securities and Exchange Commission.  Both parties will consult with each other prior to issuing any future press release relating to this Agreement.

15.10                     Force Majeure.  No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment of money) caused by governmental actions or restrictions (provided that any such governmental action or restriction was not the result of actions of a party to this Agreement), war, terrorist activities, civil commotion, riots, strikes, power outages, lock outs and acts of God such as fire, flood, earthquakes, lightning, drought or other similar or dissimilar causes that are beyond the control of the parties (each, a “Force Majeure Act”).

15.11                     Remedies.  Except as otherwise expressly stated in this Agreement including but not limited to Section 11.2, Section 11.3, Section 11.4 and Section 11.5, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms and conditions of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies, and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

15.12                     Nonemployment.  During the Term and for a period one (1) year thereafter, neither party will employ any current employee of the other party unless agreed to in writing by the parties, except that Sankyo may in its sole discretion seek to employ any member of Cygnus’ sales and marketing group whose employment Cygnus intends to terminate.

15.13                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.14                     Interpretation.  The parties agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and that the terms and conditions of this Agreement shall be construed fairly with respect to the parties hereto and shall not be construed in favor or against any one party, regardless of which party was generally responsible for the preparation of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

CYGNUS, INC.

By:	/s/ John C Hodgman
Name:	John C Hodgman
Title:	Chairman, President & CEO

SANKYO PHARMA INC.

By:	/s/ J. Pieroni
Name:	Joseph Pieroni
Title:	President

EXHIBIT A

U.S. PATENTS OWNED BY CYGNUS  SUBJECT TO FIRST LIEN AND SECURITY
INTEREST OF SANKYO PURSUANT TO SECTION 2.4

U.S. 5,735,273, “Chemical Signal-Impermeable Mask,” issued April 7, 1998

U.S. 5,771,890, “Device and Method for Sampling of Substances Using Alternating Polarity,” issued June 30, 1998

U.S. 5,827,183, “Method of Measuring Chemical Concentration Iontophoretically Using Impermeable Mask,” issued October 27, 1998

U.S. 5,954,685, “Electrochemical Sensor with Dual Purpose Electrode,” issued September 21, 1999

U.S. 5,989,409, “Method for Glucose Sensing,” issued November 23, 1999

U.S. 6,023,629, “Method of Sampling Substances Using Alternating Polarity of Iontophoretic Current,” issued February 8, 2000

U.S. 6,139,718, “Electrode with Improved Signal to Noise Ratio,” issued October 31, 2000

U.S. 6,141,573, “Chemical Signal-Impermeable Mask,” issued October 31, 2000

U.S. 6,144,869, “Monitoring of Physiological Analytes,” issued November 7, 2000

U.S. 6,180,416, “Method and Device for Predicting Physiological Values,” issued January 30, 2001

U.S. 6,201,979, “Chemical Signal-Impermeable Mask,” issued March 13, 2001

U.S. 6,233,471, “Signal Processing for Measurement of Physiological Analysis,” issued May 15, 2001

U.S. 6,272,364, “Method and Device for Predicting Physiological Values,” issued August 7, 2001

U.S. 6,284,126, “Electrode with Improved Signal to Noise Ratio,” issued September 4, 2001

U.S. 6,298,254, “Device for Sampling Substances Using Alternating Polarity of Iontophoretic Current,” issued October 2, 2001

U.S. 6,299,578, “Methods for Monitoring a Physiological Analyte,” issued October 9, 2001

U.S. 6,309,351, “Methods for Monitoring a Physiological Analyte,” issued October 30, 2001

U.S. 6,326,160, “Microprocessors for Use in a Device for Predicting Physiological Values,” issued December 4, 2001

U.S. 6,341,232, “Methods for Producing Collection Assemblies, Laminates, and AutoSensor Assemblies for Use in Transdermal Sampling Systems,” issued January 22, 2002

U.S. 6,356,776, “Device for Monitoring Physiological Analytes,” issued March 12, 2002

U.S. 6,370,410, “Method of Producing an Assembly for Use in a Monitoring Device,” issued April 9, 2002

U.S. 6,391,643, “Kit and Method for Quality Control Testing of an Iontophoretic Sampling System,” issued May 21, 2002

U.S. 6,393,318, “Collection Assemblies, Laminates, and AutoSensor Assemblies for Use in Transdermal Sampling Systems,” issued May 21, 2002

U.S. 6,398,562, “Device and Methods for the Application of Mechanical Force to a Gel/Sensor Assembly,” issued June 4, 2002

U.S. Des. 437,603, “Device for the Application of Mechanical Force to a Gel/Sensor Assembly,” issued February 13, 2001

U.S. Des. 438,807, “Cover for Quality Control Testing of an Iontophoretic Sampling System,” issued March 13, 2001

EXHIBIT B

U.S. PATENTS OWNED BY CYGNUS OR LICENSED BY CYGNUS

(to be updated annually)

Cygnus:

U.S. 5,735,273, “Chemical Signal-Impermeable Mask,” issued April 7, 1998

U.S. 5,771,890, “Device and Method for Sampling of Substances Using Alternating Polarity,” issued June 30, 1998

U.S. 5,827,183, “Method of Measuring Chemical Concentration Iontophoretically Using Impermeable Mask,” issued October 27, 1998

U.S. 5,954,685, “Electrochemical Sensor with Dual Purpose Electrode,” issued September 21, 1999

U.S. 5,989,409, “Method for Glucose Sensing,” issued November 23, 1999

U.S. 6,023,629, “Method of Sampling Substances Using Alternating Polarity of Iontophoretic Current,” issued February 8, 2000

U.S. 6,139,718, “Electrode with Improved Signal to Noise Ratio,” issued October 31, 2000

U.S. 6,141,573, “Chemical Signal-Impermeable Mask,” issued October 31, 2000

U.S. 6,144,869, “Monitoring of Physiological Analytes,” issued November 7, 2000

U.S. 6,180,416, “Method and Device for Predicting Physiological Values,” issued January 30, 2001

U.S. 6,201,979, “Chemical Signal-Impermeable Mask,” issued March 13, 2001

U.S. 6,233,471, “Signal Processing for Measurement of Physiological Analysis,” issued May 15, 2001

U.S. 6,272,364, “Method and Device for Predicting Physiological Values,” issued August 7, 2001

U.S. 6,284,126, “Electrode with Improved Signal to Noise Ratio,” issued September 4, 2001

U.S. 6,298,254, “Device for Sampling Substances Using Alternating Polarity of Iontophoretic Current,” issued October 2, 2001

U.S. 6,299,578, “Methods for Monitoring a Physiological Analyte,” issued October 9, 2001

U.S. 6,309,351, “Methods for Monitoring a Physiological Analyte,” issued October 30, 2001

U.S. 6,326,160, “Microprocessors for Use in a Device for Predicting Physiological Values,” issued December 4, 2001

U.S. 6,341,232, “Methods for Producing Collection Assemblies, Laminates, and AutoSensor Assemblies for Use in Transdermal Sampling Systems,” issued January 22, 2002

U.S. 6,356,776, “Device for Monitoring Physiological Analytes,” issued March 12, 2002

U.S. 6,370,410, “Method of Producing an Assembly for Use in a Monitoring Device,” issued April 9, 2002

U.S. 6,391,643, “Kit and Method for Quality Control Testing of an Iontophoretic Sampling System,” issued May 21, 2002

U.S. 6,393,318, “Collection Assemblies, Laminates, and AutoSensor Assemblies for Use in Transdermal Sampling Systems,” issued May 21, 2002

U.S. 6,398,562, “Device and Methods for the Application of Mechanical Force to a Gel/Sensor Assembly,” issued June 4, 2002

U.S. Des. 437,603, “Device for the Application of Mechanical Force to a Gel/Sensor Assembly,” issued February 13, 2001

U.S. Des. 438,807, “Cover for Quality Control Testing of an Iontophoretic Sampling System,” issued March 13, 2001

University of California:

U.S. 5,279,543, “Device for Iontophoretic Non-Invasive Sampling or Delivery of Substances,” issued January 18, 1994

U.S. 5,362,307, “Method for the Iontophoretic Non-Invasive-Determination of the In Vivo Concentration Level of an Inorganic or Organic Substance,” issued November 8, 1994

U.S. 5,730,714, “Method for the Iontophoretic Non-Invasive Determination of the In Vivo Concentration Level of Glucose,” issued March 24, 1998

EXHIBIT C

MINIMUM AMOUNT OF CYGNUS’ TRANSFER PRICE

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EXHIBIT D

NEGATIVE COVENANTS PURSUANT TO SECTION 2.4

As provided for in Section 2.4, commencing upon the Effective Date and until such time as Cygnus has fully paid all such deferred Sales and Marketing Fees, Cygnus shall abide by the Negative Covenants set forth below.

1.             Cygnus shall not pay or declare any cash or property dividends or otherwise make a distribution of capital or income, or redeem, retire or repurchase any stock of Cygnus.

2.             Cygnus shall not pay or become obligated to pay in any one (1) year period, directly in cash, by way of salary, bonus or otherwise, to any officer, director or employee of Cygnus more than two (2) times their 2001 compensation.

3.             Cygnus shall not make any investments, except for the following  investment obligations: (a) obligations of or guaranteed by the United States of America, (b) obligations issued or guaranteed by any instrumentality or agency of the United States of America, (c) obligations issued or guaranteed by any state of the United States or the District of Columbia, (d) repurchase agreements fully secured by the obligations of the type set forth above in subparagraphs (a), (c) or (c) above; (e) interest-bearing accounts, certificates of deposit, bankers acceptances, or commercial paper of Sankyo, and (f) commercial paper other than specified in subparagraph (e) above and that is rated at least “P-1” by Moody’s Investors Services or at least “A-1” by Standard and Poor’s Corporation.

4.             Cygnus shall not create, incur, assume or suffer to exist any lien of any nature upon or with respect to the Cygnus U.S. Patents set forth on Exhibit A hereto except liens in favor of Sankyo.

5.             Cygnus shall not assume, guaranty, endorse, become a surety or otherwise become liable for the debt or obligation of any individual or entity other than any officer, director or employee of Cygnus, or make any advance or loan for the purpose of paying or discharging such obligations.

6.             Cygnus shall not consolidate with, merge with or acquire the stock or assets of any person or entity unless such merger or acquisition occurs in Connection with a Change of Control.

7.             Cygnus shall not compromise, settle or adjust any claim in a material amount relating to the Cygnus U.S. Patents set forth on Exhibit A hereto.

8.             Cygnus shall only use funds received from, or deferred by, Sankyo for general corporate purposes, and Cygnus shall not purchase any equity securities or all or substantially all of the assets of any third party.

EXHIBIT E

MINIMUM NET SALES BY SANKYO FOR PURPOSES OF SECTION 14.1

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